Exhibit 99.1

NEWS RELEASE

Westell Technologies Announces Resignation of Scott Goodrich, President, In-Building Wireless (IBW)

Westell CEO Tom Gruenwald to Serve as Interim GM of Westell’s IBW Segment

AURORA, IL, September 25, 2015 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of in-building wireless, intelligent site management, cell site optimization, and outside plant solutions, today announces the resignation of Scott Goodrich, President of Westell’s In-Building Wireless (IBW), effective October 2, 2015. Tom Gruenwald, President and CEO of Westell, will serve as interim General Manager of IBW while the Company searches for a replacement. To ensure an orderly transition, Westell will retain Mr. Goodrich as a part-time consultant until December 31, 2015. Mr. Goodrich first joined Westell in 2014 as President, IBW upon completion of the acquisition of Cellular Specialties, Inc. (CSI), which he co-founded in 1997.

“Scott has provided tremendous leadership, guidance, and contributions to both CSI and Westell, and we thank him for all he has done and wish him the very best in his future endeavors,” states Gruenwald. “As we actively look for Scott’s replacement, we are grateful for his assistance in the transition as he serves as part-time consultant for the Company, as our goal is to keep the business moving forward.”

“I would like to extend my gratitude to so many excellent people in this organization,” comments Goodrich. “Westell has an incredibly bright future backed by a talented and dedicated executive staff and a diverse and complementary suite of products. I will miss being a part the team and future successes.”

Tom Gruenwald is leading the search for Mr. Goodrich’s replacement, and will be supported by Sharon Hintz, Director of Human Resources at Westell. For more information, visit http://www.westell.com/about-us/careers/.

About Westell
Westell Technologies, Inc., headquartered in Aurora, Illinois, is a leading provider of in-building wireless, intelligent site management, cell site optimization, and outside plant solutions focused on innovation and differentiation at the edge of telecommunication networks, where end users connect. The Company’s comprehensive set of products and solutions enable telecommunication service providers and other network operators to improve network performance and reduce operating expenses. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high quality, reliable systems. For more information, please visit www.westell.com.

Westell Contact:
Jennifer Davis
Director of Marketing and Communications
Westell Technologies
603-606-7740
jdavis@westell.com